Exhibit 99.1

FOR REVIEW

Rentech Announces Results for Third Quarter of 2015

LOS ANGELES, CA (November 9, 2015) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three and nine months ended September 30, 2015.

Keith Forman, President and CEO of Rentech, stated, “Financial and operating performance improved in our nitrogen, chipping and residential pellet businesses relative to last year. Cost discipline and higher efficiency are contributing to a significant turnaround at Fulghum Fibres from last year, with EBITDA for the year expected to exceed our guidance. We also expect NEWP to exceed our EBITDA guidance for the year, thanks to lower production costs and higher sales prices.”

“Rentech Nitrogen had another solid quarter, with significantly improved results compared to the third quarter of last year. Our outlook for the year at East Dubuque has improved somewhat, although Pasadena has weakened slightly, and we are absorbing some transaction costs associated with the merger with CVR Partners,” said Mr. Forman. “We continue to work towards completing the merger with CVR Partners. We now expect to close the transaction in the first quarter of 2016, rather than in December. The proceeds from the merger and sale of Pasadena will be important to Rentech’s liquidity, so we are working to arrange backup sources of capital.”

Mr. Forman added, “We currently expect the costs to address the conveyance issues at our plants in Ontario to be within our stated guidance of approximately $145 million of capital costs for the projects, and we continue to target the adjusted schedules that we discussed last quarter. The biggest risks we see to both cost and timing would be the discovery of any new downstream issues as we continue ramping up the plants. We expect Atikokan’s production this year to exceed the volume requirements of our contract with OPG. At Wawa, we will be completing this week the installation of the first phase of equipment to correct issues with the log infeed system and critical conveyors. Replacements and modifications of conveyors will continue into the first quarter of 2016.”

Summary of Results

The consolidated results of Rentech, Inc. include its wood fibre processing business and Rentech Nitrogen’s Pasadena facility. The wood fibre processing business consists of Fulghum Fibres (Fulghum); New England Wood Pellet (NEWP), which includes the Allegheny mill, and Industrial Wood Pellets, which includes our Canadian pellet plants, business development for industrial pellets, senior management of the fibre business and corporate allocations. Rentech Nitrogen’s East Dubuque facility is classified as discontinued operations due to its pending acquisition. Rentech’s energy technologies business is also classified as discontinued operations due to its sale in October 2014. NEWP’s and Allegheny’s operations are included in our operating results from May 1, 2014 and January 23, 2015, respectively, the closing dates of the acquisitions.

Consolidated revenues for the third quarter of 2015 were $80.3 million, compared to $76.2 million in the prior year period. Consolidated revenues for the nine months ended September 30, 2015 were $226.9 million, compared to $195.2 in the prior year period.

Gross profit for the third quarter of 2015 was $6.2 million, compared to a gross loss of $(2.5) million in the prior year period. Gross profit for the nine months ended September 30, 2015 was $18.9 million compared to $1.5 million for the prior year period.

Consolidated Adjusted EBITDA for the third quarter of 2015 was $18.2 million, compared to $5.0 million in the prior year period. Consolidated Adjusted EBITDA for the nine months ended September 30, 2015 was $76.9 million, compared to $32.3 million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

For the Pasadena Facility, the Partnership updated its forecasts of operating cash flows, assessed indications of interest from potential buyers, and updated its estimates of the probabilities of selling and operating the plant. As a result, the carrying value was further reduced by recording an asset impairment charge of $32.5 million for the third quarter of 2015. For the nine months ended September 30, 2015, asset impairment charges for the Pasadena Facility totaled $134.3 million, and impairment of goodwill totaled $27.2 million for the nine months ended September 30, 2014. There is significant uncertainty as to whether the Partnership will sell the Pasadena Facility to a third party, and as to whether any sale price would equal the carrying value of the asset, which is an estimate.

Net loss attributable to Rentech common shareholders for the third quarter of 2015 was $(24.3) million, or a loss of $(1.06) per basic share, compared to a net loss of $(11.7) million, or a loss of $(0.51) per basic share, for the same period last year. Net income attributable to Rentech common shareholders for the third quarter of 2015 was $8.9 million, or $0.38 per basic share, excluding asset impairments.

Net loss attributable to Rentech common shareholders for the nine months ended September 30, 2015 was $(82.7) million, or a loss of $(3.60) per basic share, compared to a net loss of $(39.3) million, or a loss of $(1.72) per basic share, for the same period last year. Net income attributable to Rentech common shareholders for the nine months ended September 30, 2015 was $52.3 million, or $2.28 per basic share, excluding the asset impairments. This compares to a net loss of $(12.1) million, or a loss of $(0.53) per basic share, excluding the Pasadena goodwill impairment for the prior year period.

Fulghum Fibres

Revenues were $23.4 million for third quarter of 2015, compared to $22.1 million for the same period last year. Revenues from operations in the United States were $15.6 million for the third quarter of 2015, as compared to $15.8 million in the prior year period. Revenues from operations in South America were $7.8 million for the third quarter, as compared to $6.3 million in the prior year period. The increase in South America revenues was primarily due to higher biomass product sales domestically and chip sales to Asia in the third quarter of 2015 as compared to 2014.

Our mills in the United States and South America processed 3.8 and 3.7 million green metric tonnes, respectively, of logs into wood chips and residual fuels for each of the third quarters of 2015 and 2014.

Gross profit was $5.0 million for the third quarter of 2015 compared to $3.4 million for the prior year period. Gross profit margin for the third quarter of 2015 was 21%, compared to gross profit margin of 15% for the prior year period. The increases in gross profit and gross margin were due primarily to higher product sales volumes at our mills in South America and cost savings at our processing mills in the United States, partially offset by higher product costs associated with higher sales volume and higher depreciation expense. In addition, gross profits and gross margins were lower in the 2014 periods as a result of the fire at our Maine mill in March of last year.

Adjusted EBITDA for the third quarter of 2015 was $5.9 million. This compares to Adjusted EBITDA of $3.9 million for the same period in 2014.

Net income was $3.0 million for the third quarter of 2015, compared to a net loss of $(0.1) million for the same period last year.

New England Wood Pellet

Revenues were $17.6 million for the third quarter of 2015 on deliveries of 88,000 tons of wood pellets. This compared to $13.9 million for the third quarter of 2014 on deliveries of 71,000 tons of wood pellets. The increase in revenues reflects higher sales prices and the addition of the Allegheny mill.

Gross profit for the third quarter of 2015 was $4.1 million, compared to $2.5 million for the same period last year. Gross profit margin was 23% for the third quarter of 2015 compared to 18% for the prior year period. Gross margin was higher because of lower production costs and higher sales prices. Gross profit was higher also because of the addition of the Allegheny mill.

Adjusted EBITDA for the third quarter of 2015 was $4.4 million. This compares to Adjusted EBITDA of $2.7 million for the same period in 2014.

Net income was $3.1 million for the third quarter of 2015, compared to net income of $2.0 million for the same period last year.

Wood Pellets: Industrial

Revenues for the third quarter of 2015 were $1.8 million earned by delivering to Ontario Power Generation (OPG) 9,800 metric tonnes of wood pellets produced at the Atikokan Facility. Revenues of $2.0 million for the prior year period reflect 9,900 metric tonnes of wood pellets sourced from a third-party and sold to OPG.

Gross loss for the third quarter of 2015 was $(3.3) million, compared to a gross profit of $0.4 million for prior year period. Gross loss margin was (184%) for the third quarter of 2015, compared to a gross profit margin of 18% for the prior year period. The gross loss and gross loss margin for the third quarter of 2015 were due to high operating costs relative to revenues during commissioning and ramp-up of both the Atikokan and Wawa Facilities, including the related write down of inventory by $3.1 million for pellets in inventory awaiting delivery to Drax.

Adjusted EBITDA loss for the third quarter of 2015 was $(7.3) million. This compares to Adjusted EBITDA loss of $(2.4) million for the same period last year.

Net loss was $(8.4) million for the third quarter of 2015, compared to a net loss of $(2.0) for the same period last year.

Pasadena Facility

Revenues for the third quarter of 2015 were $37.5 million, compared to $38.1 million for the same period last year. The decrease was due to lower sales volumes for ammonium sulfate and ammonium thiosulfate, and lower sales prices for sulfuric acid, partially offset by higher sales prices for ammonium sulfate and ammonium thiosulfate, and higher sales volumes for sulfuric acid.

Average sales prices per ton increased by 15% for ammonium sulfate and decreased by 10% for sulfuric acid for the third quarter of 2015 as compared with the same period last year. These two products comprised 92% of our Pasadena Facility’s revenues for the third quarter of 2015 and 94% for the same period in the prior year.

Ammonium sulfate sales prices increased due to a higher percentage of sales in the domestic market and continued demand for ammonium sulfate as retailers move away from ammonium nitrate. As part of our restructuring plan, we reduced our historically low-margin sales to Brazil. Brazil accounted for 22% of ammonium sulfate sales during the third quarter of 2015 while 53% of ammonium sulfate sales were to Brazil during the third quarter of 2014.

The higher sales volumes for sulfuric acid and lower sales volumes for ammonium sulfate were the result of our restructuring plan implemented in late 2014. In addition to reducing sales to Brazil, the restructuring plan included reducing expected annual production of ammonium sulfate by approximately 25%, to 500,000 tons. Sulfuric acid is a component in the production of ammonium sulfate. With reduced production of ammonium sulfate, less sulfuric acid is needed, which results in more sulfuric acid being available for sale.

Gross profit was $0.5 million for the third quarter of 2015, compared to a gross loss of $(8.8) million for the same period last year. Gross profit margin for the third quarter 2015 was 1%, compared to gross loss margin of (23%) for the same period last year. During the third quarter of 2015, we wrote down ammonium sulfate inventories by $0.5 million, compared to $1.8 million in the third quarter of 2014. The increases in gross profit and gross profit margins were primarily due to higher sales prices for ammonium sulfate and ammonium thiosulfate, higher sales volumes for sulfuric acid and a decrease in the write down of inventories.

Adjusted EBITDA for the third quarter of 2015 was $0.9 million, compared to an Adjusted EBITDA loss of $(7.7) million in the corresponding period in 2014.

The Pasadena Facility incurred an asset impairment charge of $32.5 million in the third quarter of 2015.

Net loss was $(33.2) million for the third quarter 2015, compared to a net loss of $(10.2) million for the same period last year. Net loss was $(0.7) million for the third quarter of 2015, excluding the loss due to the asset impairment.

Corporate and Unallocated Expenses

Corporate and unallocated expenses, which are included in selling, general and administrative (SG&A) expenses, were $4.9 million for the third quarter of 2015, compared to $7.0 million in the corresponding period in 2014.

The table below provides a comparison of adjusted unallocated SG&A expenses for the third quarters of 2015 and 2014, including certain adjustments for comparability.

	For the Three Months Ended
	September 30,
(Stated in millions)	2015	2014
	(unaudited)
Corporate and Unallocated Expenses Recorded as SG&A Expenses	$4.9	$7.0
Allocation to Wood Pellets: Industrial	1.1	—
Unallocated SG&A Expenses - Adjusted	$6.0	$7.0
Non-Cash Compensation	(0.7)	(1.9)
Transaction Costs & Cost Studies	(0.3)	(1.1)
Allocation to Wood Pellets: Industrial	(1.1)	—
Unallocated SG&A Expenses - Adjusted	$3.9	4.0

Discontinued Operations

East Dubuque Facility

Revenues for the third quarter of 2015 were $46.8 million, compared to $46.0 million for the same period in the prior year. The increase was primarily due to higher sales volumes for ammonia and UAN, partially offset by lower sales prices for almost all products, and lower natural gas sales.

Ammonia deliveries increased due to strong demand from agricultural and industrial customers. UAN deliveries increased between the third quarters of each year due to lower demand in the spring of 2015 due to a significant amount of pre-plant ammonia applied, the availability of lower priced urea, and wet conditions during the UAN application period, pushing UAN sales into the third quarter.

Average sales prices per ton for the third quarter of 2015 were 7% lower for ammonia and 10% lower for UAN, as compared with the same period last year. These two products comprised 84% of our East Dubuque Facility’s revenues for the third quarter of 2015 and 80% for the same period last year.

Gross profit was $20.3 million for the third quarter of 2015, compared to $15.5 million for the same period in the prior year. Gross profit margin was 43% for the third quarter of 2015, compared to 34% for the same period in the prior year. The increases in gross profit and gross margin were primarily due to higher sales volumes for ammonia and UAN, and lower natural gas costs, partially offset by lower sales prices for ammonia and UAN. Gross profit margin, without natural gas derivatives, was 42% for the third quarter of 2015, compared to 34%, without natural gas derivatives, for the same period in the prior year.

Adjusted EBITDA for the third quarter of 2015 was $22.6 million, compared to $18.5 million in the corresponding period in 2014.

Net income was $17.8 million for the third quarter of 2015, compared to $14.1 million for the same period last year.

Energy Technologies

Income was $0.9 million for the third quarter of 2015, compared to a loss of $(1.2) million for the same period last year. The income was primarily due to a property tax refund of $1.1 million.

Canadian Update

The capital expenditures estimate for the Atikokan and Wawa plants of approximately $145 million is unchanged, with approximately $24 million remaining to be spent as of the end of the third quarter. Rentech noted that the capital expenditures forecast for the plants does not include contingencies for any further problems that may be identified during the continued ramp-up of the facilities.

Once we complete repairs and have more operating history, we will be able to better assess our costs and our expected stabilized EBITDA for our Canadian operations. Several factors in the market today would reduce our stabilized EBITDA if they continued. These factors include the fact that oil prices, which drive indexation of prices in our Drax contract, have declined more than Canadian diesel prices; currency exchange rates; spot pricing for pellets; and our reduced ability to procure third-party pellets for sale through our port facility.

Atikokan

Atikokan has produced approximately 42,000 metric tons of pellets and delivered to OPG approximately 34,000 metric tons through early November. The heat value of the pellets supplied to OPG continues to be higher than the minimum requirements of the contract. We are shipping excess volumes produced at Atikokan to the port as we are building inventory for the first Drax shipment scheduled for early next year.

The Atikokan plant is ramping up on schedule. We installed the replacement transformer at the plant in August. As a result, the facility is now able to function without load management that was required with the smaller, temporary transformer. While the Company has completed most of the repairs to the truck dump hopper, there are still some additional repairs to be made related to carryover of material that will be completed in the coming weeks. In addition, repairs to the conveyors are underway and are currently scheduled to be completed early next year.

Rentech continues to target reaching full capacity at Atikokan by the end of February 2016, but the timing could shift by several months depending on the degree of modifications needed to correct the material handling equipment issues and any other possible issues that may arise during the continued ramp-up.

Wawa

Wawa has produced approximately 21,000 metric tons of wood pellets and shipped 20,000 metric tons to the port through early November. We currently have a total of approximately 28,000 metric tons of pellets in transit to or stored at the port.

The Wawa facility is expected to complete a four-week outage this week while equipment was installed to correct material handling issues. The new log infeed system is expected to become operational this week, enabling the chippers to operate at a greater throughput capacity. In addition, the new replacement conveyors that were installed during the outage have shown no issues during check out and are expected to operate with no problems during commissioning later this week. The truck dump and its new conveyors are expected to be commissioned later this week. The facility is scheduled to operate intermittently over the coming months as work to correct the conveyors continues into the first quarter of next year. We expect to receive final pricing and engineering for the remaining conveyors we need to replace or modify in the coming months.

We continue to target reaching full capacity at Wawa in the second half of 2016, but the timing could shift depending on the degree of modifications needed to correct the material handling equipment issues and any other possible issues that may arise during the continued ramp-up.

Cost Savings Plan

We have begun implementing a reorganization plan to simplify and integrate Rentech’s structure into a lower cost model. We are targeting approximately $10 - $12 million of reductions in annual consolidated SG&A expense1 run-rate exiting 2016 as compared to our guidance for consolidated SG&A expenses1 for 2015 of approximately $44 million. The key components of the reorganization plan include:

•

Reducing corporate staff by approximately 25%, modifying compensation packages and moving corporate headquarters from Los Angeles, California to the Washington, D.C. area. We expect these and other actions to result in annual corporate SG&A cost savings[2] of approximately $8.5 - $10.5 million, including $3.8 million in savings of non-cash compensation expenses.

•

Targeting approximately $1.5 million in cash SG&A expense reductions at our business units by simplifying the organizational structure with fewer layers, consolidated back office functions and reduced spending.

[1]	Excludes Rentech Nitrogen
[2]	Reflects cost savings for unallocated SG&A expenses, SG&A expense allocations to the wood fibre business and wood fibre business development expenses and overhead.

We have already initiated these cost savings actions, and are targeting completion by the end of the third quarter of next year. We estimate that we will incur total non-recurring charges of approximately $6 million over the next twelve months in connection with the restructuring.

We continue to pursue additional cost savings through process improvements and common platforms that are anticipated to drive further efficiencies.

Liquidity

In early 2016, Rentech expects to need either the proceeds anticipated from the merger of Rentech Nitrogen with CVR Partners and the sale of the Pasadena Facility, or other sources of cash to fund its operating and investing needs. We expect to require some new sources of cash in a smaller amount if the merger were to close and the Pasadena Facility were spun off, rather than sold. In the event the merger and the sale of the Pasadena Facility were to be delayed beyond the early months of 2016, the Company would need alternative sources of cash to fund its operations during the months leading to the closing of the merger. The Company is in discussions to arrange additional borrowing and/or to pledge or sell some of the 3.1 million unpledged units of Rentech Nitrogen which it owns, but the outcome of such discussions is not known at this time. Such a sale of units of Rentech Nitrogen would require approval of CVR Partners, under the terms of the voting and support agreement. If the merger and the sale of the Pasadena Facility fail to close at all on the expected terms, the Company would require additional longer-term funding. If the merger agreement were to be terminated, the Company would be free from contractual restrictions on selling the 3.1 million unpledged Rentech Nitrogen units that it owns. The Company may be unable to sell Rentech Nitrogen units or obtain funding on terms it finds acceptable if it were to need such financing. If the merger were not to close, or if it were to be delayed beyond the early months of 2016, and if the Company were to be unable to secure additional sources of funds, there would be a material adverse effect on the Company’s business, results of operations, and financial condition, and on its ability to complete construction of the Atikokan and Wawa facilities and fund its normal operations.

Conference Call with Management

The Company will hold a conference call today, November 10, 2015, at 8:30 a.m. PST, during which Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 5167954#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PST on November 10 through 11:59 a.m. PDT on November 17. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 5167954#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues	$80,348	$76,151	$226,924	$195,236
Cost of sales	74,133	78,648	207,980	193,749
Gross profit	6,215	(2,497)	18,944	1,487
Operating expenses
Selling, general and administrative expense	14,119	14,376	42,922	44,825
Depreciation and amortization	928	1,371	4,281	2,366
Asset impairment	33,215	—	134,987	—
Pasadena goodwill impairment	—	—	—	27,202
Other (income) expense, net	6	8	9	(317)
Total operating expenses	48,268	15,755	182,199	74,076
Operating loss	(42,053)	(18,252)	(163,255)	(72,589)
Other expense, net
Interest expense	(3,725)	(721)	(7,238)	(2,244)
Loss on debt extinguishment	—	—	—	(850)
Loss on fair value adjustment to earn-out consideration	99	59	495	(268)
Other income (expense), net	(974)	308	1,984	354
Total other expenses, net	(4,600)	(354)	(4,759)	(3,008)
Loss from continuing operations before income taxes and equity in loss of investee	(46,653)	(18,606)	(168,014)	(75,597)
Income tax (benefit) expense	(2,063)	425	204	1,259
Loss from continuing operations before equity in loss of investee	(44,590)	(19,031)	(168,218)	(76,856)
Equity in loss of investee	—	96	421	334
Loss from continuing operations	(44,590)	(19,127)	(168,639)	(77,190)
Income from discontinued operations, net of tax	11,754	7,440	57,138	36,876
Net loss	(32,836)	(11,687)	(111,501)	(40,314)
Net loss attributable to noncontrolling interests	9,812	1,311	32,754	3,505
Preferred stock dividends	(1,320)	(1,321)	(3,960)	(2,521)
Net loss attributable to Rentech common shareholders	$(24,344)	$(11,697)	$(82,707)	$(39,330)
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(1.38)	$(0.69)	$(5.10)	$(2.61)
Discontinued operations	$0.31	$0.17	$1.43	$0.86
Net loss	$(1.06)	$(0.51)	$(3.60)	$(1.72)
Diluted:
Continuing operations	$(1.38)	$(0.69)	$(5.10)	$(2.61)
Discontinued operations	$0.31	$0.17	$1.43	$0.86
Net loss	$(1.06)	$(0.51)	$(3.60)	$(1.72)
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,005	22,807	22,969	22,865
Diluted	23,005	22,807	22,969	22,865

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Revenues
Pasadena	$37,519	$38,142	$107,734	$105,597
Fulghum Fibres	23,446	22,141	71,823	67,326
Wood Pellets: Industrial	1,772	2,011	5,980	2,678
Wood Pellets: NEWP	17,611	13,857	41,387	19,635
Total revenues	$80,348	$76,151	$226,924	$195,236
Gross profit (loss)
Pasadena	$464	$(8,778)	$3,852	$(12,145)
Fulghum Fibres	4,959	3,429	12,944	9,579
Wood Pellets: Industrial	(3,265)	366	(6,727)	480
Wood Pellets: NEWP	4,057	2,486	8,875	3,573
Total gross profit	$6,215	$(2,497)	$18,944	$1,487
Selling, general and administrative expenses
Pasadena	$1,133	$1,071	$2,773	$4,147
Fulghum Fibres	1,241	1,368	3,870	4,420
Wood Pellets: Industrial	4,589	2,776	15,713	8,184
Wood Pellets: NEWP	587	624	2,009	1,015
Total segment selling, general and administrative expenses	$7,550	$5,839	$24,365	$17,766
Depreciation and amortization
Pasadena	$25	$337	$744	$970
Fulghum Fibres	427	970	2,107	1,111
Wood Pellets: Industrial	45	43	127	97
Wood Pellets: NEWP	295	(133)	885	(231)
Total segment depreciation and amortization recorded in operating expenses	$792	$1,217	$3,863	$1,947
Net income (loss)
Pasadena	$(33,187)	$(10,213)	$(132,550)	$(44,545)
Fulghum Fibres	3,012	(56)	4,977	609
Wood Pellets: Industrial	(8,382)	(1,997)	(23,760)	(6,804)
Wood Pellets: NEWP	3,106	2,014	5,786	2,756
Total segment net income (loss)	$(35,451)	$(10,252)	$(145,547)	$(47,984)
Reconciliation of segment net income (loss) to consolidated net loss:
Segment net income (loss)	$(35,451)	$(10,252)	$(145,547)	$(47,984)
Corporate expenses allocated to RNP recorded as selling, general and administrative expenses	(1,701)	(1,574)	(5,300)	(5,515)
Corporate expenses allocated to RNP recorded as other expenses	(30)	—	(88)	—
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(4,869)	(6,963)	(13,259)	(21,544)
Corporate and unallocated depreciation and amortization expense	(136)	(154)	(418)	(419)
Corporate and unallocated income (expenses) recorded as other income (expense)	6	(96)	6	(1,279)
Corporate and unallocated interest expense	(2,419)	(54)	(4,007)	(378)
Corporate income tax expense	10	(34)	(26)	(71)
Income (loss) from discontinued operations, net of tax	11,754	7,440	57,138	36,876
Consolidated net loss	$(32,836)	$(11,687)	$(111,501)	$(40,314)

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2015	As of December 31, 2014
	(in thousands)
Cash	$52,231	$19,666
Working capital	35,815	3,180
Construction in progress	8,713	164,413
Total assets	726,870	828,150
Debt	180,514	133,856
Total Rentech stockholders' equity	25,665	120,733
Cash - RNF	$38,151	$28,028
RNF cash recorded in discontinued operations	(27,319)	(24,529)
Cash excluding RNF	41,399	16,167
Total Cash	$52,231	$19,666
Debt - RNF	$346,500	$335,000
RNF debt recorded in discontinued operations	(346,500)	(335,000)
Debt excluding RNF	180,514	133,856
Total Debt	$180,514	$133,856

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges and fair value adjustments to earn-out consideration. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding loss on impairments are included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net loss for the three and nine months ended September 30, 2015 and 2014.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Net loss	$(32,836)	$(11,687)	$(111,501)	$(40,314)
Add items:
Net interest expense	9,390	5,329	23,456	16,636
Asset impairment	33,214	—	134,986	—
Pasadena goodwill impairment	—	—	—	27,202
Loss on debt extinguishment	—	635	—	1,485
(Gain) loss on fair value adjustment to earn-out consideration	(99)	(59)	(495)	268
Income tax (benefit) expense	(2,063)	425	204	1,260
Depreciation and amortization	9,671	10,544	31,971	25,693
Other(1)	873	(197)	(1,692)	25
Consolidated Adjusted EBITDA	$18,150	$4,990	$76,929	$32,255

1Includes Fulghum’s gain of $1.6 million and a one-time easement payment of $1.4 million received by RNF during the nine months ended September 30, 2015.

The table below reconciles Rentech Nitrogen’s Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the third quarter of 2015.

	For the Three Months Ended September 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$17,754	$(33,187)	$(10,081)	$(25,514)
Add:
Net interest expense	16	—	5,554	5,570
Pasadena asset impairment	—	32,510	—	32,510
Income tax benefit	—	(19)	—	(19)
Depreciation and amortization	4,861	1,609	—	6,470
Other	(16)	—	30	14
Adjusted EBITDA	$22,615	$913	$(4,497)	$19,031

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the nine months ended September 30, 2015.

	For the Nine Months Ended September 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$74,973	$(132,550)	$(25,195)	$(82,772)
Add:
Net interest expense	52	—	16,092	16,144
Pasadena asset impairment	—	134,282	—	134,282
Income tax expense	—	28	—	28
Depreciation and amortization	13,549	6,013	—	19,562
Other	(58)	(1,425)	89	(1,394)
Adjusted EBITDA	$88,516	$6,348	$(9,014)	$85,850

1Includes a one-time easement payment of $1.4 million received by the Pasadena Facility during the nine months ended September 30, 2015.

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the third quarter of 2014.

	For the Three Months Ended September 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$14,139	$(10,213)	$(7,031)	$(3,105)
Add:
Net interest expense	20	—	4,604	4,624
Pasadena goodwill impairment	—	—	—	—
Income tax expense	—	27	—	27
Depreciation and amortization	4,380	2,490	—	6,870
Other	—	—	635	635
Adjusted EBITDA	$18,539	$(7,696)	$(1,792)	$9,051

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the nine months ended September 30, 2014.

	For the Nine Months Ended September 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$56,926	$(44,545)	$(21,285)	$(8,904)
Add:
Net interest expense	64	—	14,373	14,437
Pasadena goodwill impairment	—	27,202	—	27,202
Income tax expense	1	81	—	82
Depreciation and amortization	11,777	6,026	—	17,803
Other	—	—	635	635
Adjusted EBITDA	$68,768	$(11,236)	$(6,277)	$51,255

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2015 and 2014.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Fulghum net income (loss) per segment disclosure	$3,012	$(56)	$4,977	$609
Add Fulghum items:
Net interest expense	691	546	1,808	1,662
Asset impairment	704	—	704	—
Income tax (benefit) expense	(2,036)	320	89	1,050
Depreciation and amortization	2,605	2,780	8,434	6,497
Other(1)	912	273	(622)	718
Fulghum's Adjusted EBITDA	$5,888	$3,863	$15,390	$10,536

1 Includes a gain of $1.6 million. During the second quarter of 2015, Fulghum negotiated a settlement with its insurance carriers related to the 2014 fire at their mill in Maine, which resulted in the gain of $1.6 million. The gain represented the excess of the settlement amount over the net book value of the property destroyed.

The table below reconciles NEWP’s Adjusted EBITDA to net income for the three and nine months ended September 30, 2015 and 2014.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
NEWP net income	$3,106	$2,014	$5,786	$2,756
Add NEWP items:
Net interest expense	142	111	430	191
Income tax expense	1	44	58	53
Depreciation and amortization	1,258	697	3,255	877
Other	(72)	(174)	(290)	(211)
NEWP's Adjusted EBITDA	$4,435	$2,692	$9,239	$3,666

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the three and nine months ended September 30, 2015 and 2014.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Wood Pellets: Industrial net income (loss) per segment disclosure	$(8,382)	$(1,997)	$(23,760)	$(6,804)
Add Wood Pellets: Industrial items:
Net interest expense	569	(11)	1,067	(33)
Income tax (benefit) expense	—	1	4	5
Depreciation and amortization	620	43	1,705	97
Other	(87)	(446)	122	(627)
Wood Pellets: Industrial Adjusted EBITDA	$(7,280)	$(2,410)	$(20,862)	$(7,362)

The table below reconciles net loss attributable to Rentech excluding impairments for the third quarter in 2015.

For the Three Months Ended
September 30,
(Stated in thousands)	2015
(unaudited)
Net loss attributable to common shareholders	$(24,344)
Asset Impairments	33,215
Net income (loss) excluding impairments	$8,871
Net loss per share attributable to common shareholders	$(1.06)
Asset Impairments	1.44
Net income per share attributable to common shareholders excluding impairments	$0.38
Weighted-average common shares outstanding	23,005

The table below reconciles net income (loss) attributable to Rentech excluding impairments for the nine months ended September 30, 2015 and 2014.

	For the Nine Months Ended
	September 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss attributable to common shareholders	$(82,707)	$(39,330)
Asset impairments	134,987	—
Pasadena goodwill impairment	—	27,202
Net income (loss) excluding impairments	$52,280	$(12,128)
Net loss per share attributable to common shareholders	$(3.60)	$(1.72)
Asset impairments	5.88	—
Pasadena goodwill impairment	—	1.19
Net income per share attributable to common shareholders excluding impairments	$2.28	$(0.53)
Weighted-average common shares outstanding	22,969	22,865

The table below reconciles net income attributable to the Pasadena Facility excluding impairments for the third quarter in 2015.

For the Three Months Ended September 30,
(Stated in thousands)	2015
(unaudited)
Net loss for Pasadena	$(33,187)
Pasadena asset impairment	32,510
Net income (loss) attributable to Pasadena excluding the Pasadena asset impairment	$(677)

The table below reconciles net income (loss) attributable to the Pasadena Facility excluding impairments for the nine months ended September 30, 2015 and 2014.

	For the Nine Months Ended September 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss for Pasadena	$(132,550)	$(44,545)
Pasadena asset impairment	134,282	—
Pasadena goodwill impairment	—	27,202
Net income (loss) attributable to Pasadena excluding the Pasadena asset and goodwill impairments	$1,732	$(17,343)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the timing for bringing our Canadian wood pellet plants to full capacity and their estimated costs, Adjusted EBITDA for Fulghum and Adjusted EBITDA for NEWP for 2015, our liquidity outlook, and our ability to successfully implement our reorganization plan and to achieve the cost savings we expect from the plan on the schedule we expect. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com